Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400                       AMEX:  JOB


FOR IMMEDIATE RELEASE                                         April 28, 2008

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           invest@genp.com    e-mail


             General Employment Reports Second Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported consolidated net revenues for the quarter ended March 31, 2008 of $3,889,000, compared with consolidated net revenues of $4,960,000 reported for the same period last year.

Placement services revenues for the quarter were $1,831,000, down 36% from the same period last year. Contract service revenues of $2,058,000 decreased 3% from last year.

As a result of the lower revenues, the Company had a net loss of $523,000, or $.10 per share, in the second fiscal quarter of this year, compared with net income of $90,000, or $.02 per share, in the second quarter last year.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO said, "During the Company's second fiscal quarter, the U.S. economy continued its downward trend. The unemployment rate rose, news of layoffs increased, the number of new jobs created fell, and credit continued to tighten. The impact of the poor U.S. economy can be seen in the Company's decreased revenues and earnings this quarter. "


                              Six Months Results

For the six months ended March 31, 2008, the Company had a net loss of $750,000, or $.15 per share, compared with net income of $386,000, or $.07 per share, for the same period last year. Consolidated net revenues for the six-month period were $7,853,000, down 20% compared with $9,804,000 last year.


                             Business Information

General Employment provides professional staffing services through a network of 19 branch offices located in 9 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.



                  GENERAL EMPLOYMENT ENTERPRISES, INC.
                  CONSOLIDATED STATEMENT OF OPERATIONS
                    (In Thousands, Except Per Share)

                                          Three Months           Six Months
                                        Ended March 31       Ended March 31
                                        2008      2007       2008      2007

Net revenues:
  Contract services                    $2,058    $2,113     $3,860    $4,313
  Placement services                    1,831     2,847      3,993     5,491
  Net revenues                          3,889     4,960      7,853     9,804

Operating expenses:
  Cost of contract services             1,374     1,442      2,609     2,918
  Selling                               1,278     1,848      2,653     3,452
  General and administrative            1,760     1,639      3,391     3,190
  Total operating expenses              4,412     4,929      8,653     9,560

Income (loss) from operations            (523)       31       (800)      244
Investment income                          --        59         50       142

Net income (loss)(1)                   $ (523)   $   90     $ (750)   $  386

Average number of shares:
  Basic                                 5,165     5,148      5,162     5,148
  Diluted                               5,165     5,381      5,162     5,358

Net income (loss) per share -
  basic and diluted                    $ (.10)   $  .02     $ (.15)   $  .07

__________________________________________________
(1) There were no credits for income taxes as a result of the pretax losses in the 2008 periods, because there was not sufficient assurance that future tax benefits would be realized. There were no provisions for income taxes in the 2007 periods, because of the availability of losses carried forward from prior years.




                  GENERAL EMPLOYMENT ENTERPRISES, INC.
             SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                            (In Thousands)




                                                  March 31     September 30
                                                    2008           2007

Assets:
  Cash and cash equivalents                        $4,755        $6,344
  Other current assets                              1,949         2,167

  Total current assets                              6,704         8,511
  Property and equipment, net                         871           929
  Other assets                                        428           436

  Total assets                                     $8,002        $9,876


Liabilities and shareholders' equity:
  Current liabilities                              $1,476        $2,116
  Other liabilities                                   427           436
  Shareholders' equity(2)                           6,099         7,324

  Total liabilities and shareholders' equity       $8,002        $9,876

__________________________________________________
(2) During the six months ended March 31, 2008, the board of directors declared a cash dividend of $.10 per common share, resulting in a $517,000 charge to retained earnings.